Exhibit 99.2

Impinj Second Quarter 2018 Earnings Conference Call

September 13, 2018

8:00 a.m. ET / 5:00 a.m. PT

Yukio Morikubo, General Counsel

Thank you, Operator.

Thank you all for joining us to discuss Impinj’s second quarter 2018 results. On today’s call, Chris Diorio, Impinj’s co-founder and CEO, will review our market opportunity and performance. Eric Brodersen, Impinj’s President, COO and Principal Financial Officer, will follow with a detailed review of our second quarter 2018 financial results and third quarter 2018 outlook. We will then open the call for questions about our second quarter 2018 results. Chris and Eric are calling-in from abroad. So Impinj’s CFO Consultant, Linda Breard, Impinj’s Executive Vice President of Sales and Marketing, Jeff Dossett, Impinj’s Sr. Director of Strategic Planning, Andy Cobb, and I will assist with the Q&A session. Management’s prepared remarks, along with quarterly financial data for the last eight quarters, are available on the company’s website.

On today’s call, we will make certain statements that are not historical facts, including those regarding our plans, objectives and expected performance. To the extent we make such statements, they are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements represent our outlook only as of the date of this conference call.

While we believe any forward-looking statements we make are reasonable, our actual results could differ materially because any statements based on current expectations are subject to risks and uncertainties. Please see the risk-factors sections in the annual and quarterly reports we file with the SEC for additional information about these risks. We do not undertake, and expressly disclaim, any obligation to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Also, during today’s call, all statement-of-operations results, except for revenue, or where we explicitly state otherwise, are non-GAAP financial measures. Balance sheet metrics and cash flow metrics are on a GAAP basis.

Today’s call to discuss our second-quarter results was delayed due to an audit committee investigation that we previously disclosed was underway related to a complaint filed by a former employee. The audit committee retained independent counsel to oversee a thorough and careful investigation of the former employee’s complaint, and has completed its independent investigation.

Exhibit 99.2

The audit committee concluded there was no credible evidence supporting the former employee’s claims. Accordingly, the audit committee determined that no additional actions were necessary or warranted with respect to the claims or the investigation, including that no adjustments to past financial statements were appropriate or required, and that, at this time, no further investigatory steps need to be taken.

Based on the unusual timing of the call and specifically how late we are in the third quarter, we will limit our responses in today’s Q&A to questions regarding our second-quarter results. We have provided third-quarter guidance in our press release and will repeat that guidance later in this call. However, we will not comment further on the current quarter and ask that you limit your questions accordingly. We look forward to speaking with you about our results for the current quarter in our regular third-quarter earnings call.

I will now turn the call to Chris Diorio, Impinj’s co-founder and chief executive officer. Chris

Chris Diorio, Impinj Co-Founder and Chief Executive Officer

Thank you, Yukio. Thank you all for joining the call.

Second-quarter revenue was $28.5 million, above the high end of our guidance.

Endpoint IC sales exceeded expectations even as our inlay partners further reduced their inventory levels. Based on that reduction and our bookings trends, we anticipate third-quarter endpoint IC sales will build on the second quarter’s momentum.

Our systems business rebounded from first quarter 2018 as reader IC supply improved and project-based deal timing turned more favorable. We saw continued strong reader IC demand in the second quarter and have ramped supply to meet that demand. Despite the sequential improvement in deal timing, on a year-over-year basis project timing and our APAC team reorganization continued to weigh on our systems business growth. Regardless, we remain confident in the quality and size of our opportunities and our pipeline is strong.

Turning to internal inventory, we reduced our overall inventory position by $1.4 million, led by an endpoint IC inventory reduction that exceeded expectations. We continue to forecast further overall inventory reductions in the second half of 2018.

Turning now to the market, I am energized by the many opportunities in front of us. For example, in June the International Air Transport Association mandated RAIN baggage tracking for all 283 IATA member airlines. For years, innovative airline-community members, including Delta Airlines, London Heathrow and Las Vegas’s McCarran Airport have proven real-world ROI for systems-level RAIN deployments. IATA estimates the full-scale worldwide baggage-tracking rollout will save the industry

Exhibit 99.2

more than $3 billion over the next seven years. We are well positioned to benefit from that rollout. But what really energizes me is the airline industry bringing the benefits of RAIN-enabled item connectivity directly to people, as evidenced by Delta’s Track-my-Bags feature in the Fly Delta application. I look forward to the day when businesses regularly extoll the benefits of RAIN connectivity to their customers.

On the topic of new products, in the second quarter we released a beta version of Impinj Speedway Connect software that delivers tag direction for our xSpan gateways and tag location or direction for our xArray gateways. The production version of Speedway Connect is available now. Speedway Connect offers a subset of ItemSense’s capabilities for up to 6 gateways per deployment, helping our partners bring RAIN solutions to market by simplifying system configuration and delivering tag direction or location to end-customer applications. Our partners can upgrade Speedway Connect to ItemSense as a deployment grows in size or scope. Speedway Connect is one of many products our engineering team is hard-at-work developing for our platform roadmap. I want to remind investors that new products typically take time to become a significant percentage of revenue, so we continue to expect that new products will not materially affect 2018 revenue.

Turning briefly to tariffs, the U.S. imposition in late August of a new round of tariffs on products manufactured in China affects one pre-Monza R6 endpoint IC wafer product, and only those wafers our inlay partners import and assemble in the U.S. We shipped enough additional inventory to the U.S. before the tariffs came in effect to accommodate anticipated customer demand through the end of 2019. For the longer term, we are evaluating our supply chain and sourcing options.

On the organizational side, we welcomed Dan Gibson from Sylebra Capital Management to our board. We look forward to leveraging Dan’s financial, market and Asia-region insights. Additionally, we ended the quarter with 241 issued and allowed patents, which we view as a key asset and a core strength of our business.

As noted in our August 2nd press release, Impinj’s Board of Directors commenced an independent investigation in connection with a complaint filed by a former employee. Our Audit Committee retained independent counsel to assist in that investigation, and also advised the Securities and Exchange Commission of the investigation. I’m happy to say that that investigation recently concluded with no material findings. Impinj operates by the highest ethical principles, and the investigation’s outcome reaffirms my confidence in our team and in the ethics by which we run our business. The investigation’s conclusion means we can now turn our full attention to growing and scaling our business.

In summary, I am pleased with the Impinj team’s execution in the second quarter. We outperformed

Exhibit 99.2

our guidance on revenue, EPS, adjusted EBITDA and inventory, and we continue to believe the first half of 2018 was the turning point for our business. I want to close by thanking every Impinj employee for their focus and dedication to executing our vision of identifying, locating and authenticating every item in our everyday world.

I will now turn the call over to Eric for our detailed financial review and third-quarter outlook. Eric.

Eric Brodersen, Impinj President, Chief Operating Officer and Principal Financial Officer

Thank you, Chris. Except for revenue, or unless explicitly stated otherwise, today’s statement of operations is on a non-GAAP basis. All balance-sheet and cash-flow metrics are on a GAAP basis. A reconciliation between our non-GAAP and GAAP measures, as well as how we define our non-GAAP measures, is included in our earnings release available on our website.

Second-quarter 2018 revenue was $28.5 million, compared with $25.1 million in the prior quarter. Our second-quarter revenue mix was 70% endpoint ICs and 30% systems. As a reminder, the latter includes readers ICs, readers, gateways and software. This mix compares with 77% and 23%, respectively, in the prior quarter. Endpoint IC revenue was up 3% and systems was up 51% compared with the prior quarter.

Second-quarter gross margin was 50.0%, compared with 49.2% in the prior quarter, with product mix the primary driver of the sequential improvement.

Total second-quarter operating expense was $18.3 million, compared with $19.5 million in the prior quarter. Research and development expense was $7.1 million; sales and marketing expense was $7.0 million; and general and administrative expense was $4.2 million. We ended the quarter with 278 employees, compared to 284 at the end of the prior quarter. And, as of June 30, 2018 our first-quarter restructuring plan is substantially complete as we executed a sublease for our vacant office space.

Adjusted EBITDA was a loss of $4.0 million, compared with a loss of $7.1 million in the prior quarter and better than our guidance of a loss of $7.75 to $6.25 million for the quarter.

GAAP net loss for the second quarter was $7.7 million. Non-GAAP net loss for the second quarter was $4.1 million, or 19¢ per share, using a weighted-average diluted share count of 21.3 million shares.

On the balance sheet, we ended the second quarter with cash, cash equivalents and short-term investments of $52.8 million, compared to $57.9 million in the prior quarter. Our GAAP net loss was slightly offset by $3.8 million of non-cash expenses, primarily stock-based compensation and

Exhibit 99.2

depreciation and amortization. Our accounts receivable balance was $20.0 million, up from $17.0 million in the prior quarter.

Inventory totaled $53.3 million, down $1.4 million from the prior quarter due to higher than forecasted revenue and improved operational execution. This inventory decrease is $3.4 million better than the approximately $2 million increase we had forecasted on our prior earnings call. We continue to expect overall inventory to decline through the second half of 2018.

Turning to the third quarter, we expect revenue to be between $33 and $34 million. We expect adjusted EBITDA to be a net loss of between $3.4 to $2.4 million. On the bottom-line, we expect a non-GAAP loss of between $3.6 and $2.6 million, and a non-GAAP loss of between 17¢ and 12¢ per share based on a weighted-average diluted share count of 21.4 to 21.5 million shares. These non-GAAP adjusted EBITDA and net-income numbers exclude any nonrecurring expenses associated with the Audit Committee investigation. As Yukio noted earlier, given how late we are in the quarter, we will defer questions regarding third-quarter trends and guidance to our next quarterly earnings call.

I will now return the call to the operator for questions about our second quarter 2018 results.